EXHIBIT 10.54

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions

SECOND AMENDED AND RESTATED DISTRIBUTION AGREEMENT

This Second Amended and Restated Distribution Agreement (together with its schedules and exhibits, the “Agreement”) is entered into by The Medicines Company, a Delaware corporation with offices at 8 Sylvan Way, Parsippany, NJ 07054 (“MDCO”), and Integrated Commercialization Solutions, Inc., a California corporation with offices at 3101 Gaylord Parkway, Frisco, TX 75034 (the “Distributor”), effective as of October 1, 2010 (the “Effective Date”).

Recitals

WHEREAS, MDCO and Distributor are parties to an Amended and Restated Commercial Outsourcing Services Agreement executed simultaneously with this Agreement (the “3PL Agreement”), under which Distributor provides distribution and other account management services for MDCO with respect to certain pharmaceutical Products (as defined in Section 1.8 below); and

WHEREAS, the Parties are also parties to that certain Amended and Restated Distribution Agreement dated February 28, 2007, as amended by the First Amendment thereto dated November 7, 2007, the Second Amendment thereto dated October 1, 2008, and the Third Amendment thereto dated August 12, 2009 (as amended, the “Existing Agreement”), under which Distributor purchases the Products from MDCO and provides distribution and other related services to MDCO; and

WHEREAS, the Parties desire to amend and restate the Existing Agreement in its entirety effective as of the Effective Date.

NOW, THEREFORE, in consideration of the above recitals, the terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and for their mutual reliance, the Parties agree as follows:

1.0    DEFINITIONS

1.1    “Applicable Law” means all applicable ordinances, rules, regulations, laws, requirements and court orders of any kind whatsoever of any United States or state government regulatory authority as may be amended from time to time.

1.2    “Authorized Distributor of Record” means a licensed pharmaceutical distributor or wholesaler formally authorized in writing by MDCO to purchase, market, promote, sell, and distribute Products.

1.3    “Bill-To Customer(s)” means (i) under the Drop Ship Channel, the Wholesalers, and (ii) under the Direct Channel, the End-User.

1.4     “Continuing Guaranty” means the Continuing Guaranty and Indemnification Agreement dated October 8, 2002, executed and delivered by MDCO in favor of Distributor's parent corporation, AmerisourceBergen Corporation, a copy of which is attached hereto as Schedule B.

1.5     “Direct Channel” shall be the method of distribution of the Products under which the End-User orders the Products directly from the Distributor and the Distributor ships and sells the Products to, and invoices, the End-User directly.

1.6        “Distributor Indemnitees” has the meaning set forth in Section 11.1.

1.7    “Drop Ship Channel” shall be the method of distribution of the Products under which the End-User orders the Products from a Wholesaler and the Distributor sells the Products to, and invoices, the Wholesaler and ships the Products to the End-User.

1.8     “Parties” means MDCO and Distributor together, and “Party” means either of them as the context requires.

1.9     “Product(s)” means the pharmaceutical products described in the Commercial Price List attached hereto as Exhibit B, which may be amended from time to time by MDCO.

1.10     “Records” has the meaning set forth in Section 7.

1.11     “End-Users” means the hospitals or other acute care facilities which purchase Product from Distributor and are the end users of the Products.

1.12    “Territory” means the United States; the Commonwealth of Puerto Rico; and the territories of Guam, American Samoa, and the Virgin Islands.

1.13    “MDCO Contracts” means those contracts between MDCO and certain End-Users, group purchasing organizations that contract on behalf of their members to purchase the Products, and MDCO's government-managed or regulated pricing arrangements.

1.14     “MDCO Indemnitees” has the meaning set forth in Section 10.2.

1.15    “Wholesaler” means those customers identified in Section 8 in the Operating Guidelines attached hereto as Exhibit A, which may be amended by mutual written agreement signed by the Parties.

1.16    “Term” has the meaning set forth in Section 12.2.

2.0    APPOINTMENT AS AUTHORIZED DISTRIBUTOR OF RECORD

2.1    Primary Distributor. MDCO hereby appoints Distributor, and Distributor hereby accepts appointment, as the primary Authorized Distributor of Record for the Products in the Territory during the Term. During the Term, so long as Distributor is not in default under this Agreement, MDCO shall not sell Products to any person or entity in the Territory, other than Distributor.

2.2    Other ADRs. Notwithstanding anything to the contrary in Section 2.1, MDCO may appoint other distributors or wholesalers as Authorized Distributors of Record for the purpose of acknowledging a business relationship with such named distributors or wholesalers, purchasing the Products from the Distributor and selling the Products to End-Users within the Territory.

3.0    DISTRIBUTION SERVICES AND OBLIGATIONS OF DISTRIBUTOR

3.1    Product Ordering. Distributor will place orders for Products with MDCO or its designee by EDI or by faxing (866) 860-3566 or such other number as MDCO may designate. Distributor will place such orders on Monday of each week or the following business day if Monday is a holiday. Distributor will place orders for such quantities of Product as are necessary to maintain an appropriate level of inventory based on End Users' historical purchase volumes. Any purchase order not rejected in whole or in part by MDCO within two (2) business days after receipt will be deemed accepted.

3.2    Inspection, Storage, and Handling of Products.

3.2.1    Distributor shall examine Product shipments upon delivery and shall notify MDCO (a) no later than fifteen (15) days following receipt of Product with defects reasonably discoverable upon visual inspection without unloading individual shipping units; or (b) for defects not reasonably discoverable by visual inspection, no later than fifteen (15) days after Distributor learns or is notified of such defect. Along with notice of any defects, Distributor shall furnish to MDCO a written description of the nature of the defect. Upon receipt of notice of any defect in accordance with this Section 3.2.1, MDCO, at its option, shall issue a return authorization and replace any defective Product unit or issue Distributor a credit in the full amount of the purchase price of the Product. Distributor will, at MDCO's request and expense, follow MDCO's instructions to return to MDCO or MDCO's third party disposal company any Product unit delivered to Distributor that contains a defect. Distributor shall reasonably cooperate with MDCO in investigating the cause of any defect in a Product unit.

3.2.2    Distributor agrees to store the Products, at all times, in accordance with Exhibit A and with the storage requirements set forth in the current approved product labeling for the Products. Distributor will store the Products at its distributor centers located at 345 International Boulevard, Brooks, KY 40109 and/or 5360 Capital Court, Reno, NV 89502. Distributor will not store Products at any other facility without notifying MDCO and obtaining MDCO's prior written approval.

3.3    Product Distribution.

3.3.1    Distributor will use commercially reasonable efforts to promote and to distribute the Product in the Territory, in accordance with the standards and procedures set forth in Exhibit A. Such efforts will include:

(a)    maintaining, promoting and distributing current price list;

(b)    providing a dedicated customer service team;

(c)    setting up accounts for all Bill-To Customers;

(d)    approving or denying business applications for potential customers;

(e)    taking and processing orders on a daily basis (Monday - Friday only);

(f)     validating active DEA licenses for End-Users to whom Products are being shipped; and

(g)    picking, packing and arranging for delivery of Products on the next business day via Next Day Saver for orders placed prior to Distributor's normal order cut-off time. MDCO to reimburse Distributor the cost difference for upgrading from Ground to Next Day Saver Freight in compliance with Exhibit D, Fee Schedule.

3.3.2    Distributor will comply with Exhibit A, Operating Guidelines, in all respects in its performance of the distribution services.

3.3.3    Distributor will sell Products to Bill-To Customers upon approval of Distributor's then-current business application.

3.3.4     Distributor acknowledges that it has current commercial agreements with the Wholesalers identified in Exhibit A, Section 8.2 and will not sell or ship Product to pharmaceutical distributors or wholesalers not designated as ADR by MDCO, or to retail (non-acute care) pharmacies.

3.3.5    End-Users may purchase the Products through the Direct Channel or the Drop Ship Channel. Under the Direct Channel, the End-User will order and purchase Products directly from Distributor and will be both the Bill-To Customer and the End-User. Under the Drop Ship Channel, the End-User will order and purchase Products from a Wholesaler and the Distributor will ship Products only to the End-User that purchased such Products and will sell Products to and invoice the Wholesaler Bill-To Customer. Distributor will be responsible for ensuring that each End-User to whom the Products are shipped by Distributor will be, at the time of shipment, eligible under Applicable Law to receive such shipments, and that the Drop-Ship order originated with the Wholesaler. End-Users shall not be allowed to place Drop-Ship orders except through their respective Wholesaler mechanism.

3.3.6    Distributor will have sole responsibility for determining the prices at which it sells the Products to its customers; provided, however, that such prices will not exceed MDCO's wholesale acquisition cost (WAC), as determined at the time of sale to Bill-To Customer. Distributor will maintain, publish and promote current price list.

3.3.7    In the event of a shortage of the Products, Distributor will allocate available supplies of Products among its End-Users in a commercially-reasonable manner in accordance with such End-Users' utilization of the Products during the preceding twelve-month period.

3.4    Distributor Personnel. Distributor will provide a dedicated team of representatives to deal with customers. Distributor will be responsible for ensuring that all personnel dealing with customers are properly trained to perform their duties in accordance with Applicable Law. MDCO and Distributor will work together to develop an orientation program and training materials for Distributor personnel to use upon request from Distributor.

3.5    Maintenance and Transfer of Data. Distributor will maintain current and accurate records for the sale and distribution of Products. Distributor will make available to MDCO detailed Products activity (inventory), Product transfer (sales/returns), order and shipment data (“Data”) as described in Exhibit C. MDCO will compensate Distributor according to the fee schedule set forth in Exhibit D for additional Data not described in Exhibit A or Exhibit C. Distributor will not provide Data to any third party without MDCO's prior written approval, except that Distributor may provide Data in accordance with Applicable Law to First DataBank, Wolters Kluwer, IMS Health, Inc., NDCHealth Corporation or other third party data aggregators without the approval of MDCO.

3.6    MDCO Contracts. Distributor will recognize and administer MDCO Contracts, under which MDCO and certain End-Users and/or group purchasing organizations have established prices and may purchase the Product, as well as MDCO's government-managed or regulated pricing arrangements, subject to the continued validity of MDCO Contracts in accordance with Applicable Law, including without limitation the Federal Anti-kickback Statute, 42 U.S.§ 1320a-7b. Distributor will administer MDCO Contracts under this Agreement in accordance with the chargeback procedures set forth in Exhibits A and E.

3.7    Disaster Recovery. Distributor will maintain a disaster recovery plan for its warehouse premises, which will include, at a minimum, a back-up warehouse facility, and plans for maintaining customer services, Product ordering, Data maintenance and transfer, and other systems capabilities.

3.8    Returns.

3.8.1    Distributor will have the right to return to MDCO and receive credit for (a) Products dated less than 6 months before, and less than 12 months after stated expiration date, and (b) damaged or defective products, without incurring a MDCO restocking fee/charge. MDCO will not accept returns of the following:

a)    Product not in the original packaging, product whose contents have been adulterated, or which shows signs of tampering.

b)    Product obtained in violation of applicable regulations.

c)     Product damaged or made unsalable due to improper storage, handling or shipping by customer and/or distributor.

d) Product involved in a fire sale, sacrifice or bankruptcy sale, or which has been acquired in other than normal channels of trade distribution.

e) Product sold on a non-returnable basis.

f)     Product damaged by fire or water and/or other insurable hazards.

g) Product more than 12 months beyond expiration.

3.8.2    Distributor will notify MDCO of its intent to return Products in order to obtain return authorization from MDCO.

3.8.3    In the event that MDCO changes its return policy in a manner limiting returns, Distributor may return Products in accordance with the terms of MDCO's return policy in effect at the time Distributor purchased the Products.

4.0    MDCO RESPONSIBILITIES

4.1    Shipments; Title and Risk of Loss. Once Distributor establishes third-party logistics services in accordance with the 3PL agreement between the Parties in Reno, NV, there shall be no charge to MDCO for Distributor transferring Products from its 3PL facility to its distribution centers. Title to and risk of loss to each order of Product shipped to Distributor under this Agreement shall pass to Distributor upon receipt of Product at the distribution center.

4.2    Invoicing. MDCO will invoice Distributor for Products on the same day that Product orders are shipped to Distributor and will use its commercially reasonable efforts to fill Distributor's Product orders within two (2) business days of order receipt. Distributor shall be permitted to cancel any order of Product that has not been delivered within two (2) business days of a purchase order accepted by MDCO.

5.0    PAYMENT

5.1    Payment by Distributor for Product Orders. Distributor agrees to pay for each Product unit based on the purchase price schedule in Exhibit B, which may be amended from time to time at MDCO's sole discretion. Distributor's terms of payment shall be (a) [**]. Distributor shall be entitled to four (4) float days for all remit payments by electronic fund transfers to the MDCO lockbox account.

Account Name:        The Medicines Company
Bank Name:        JP Morgan Chase Bank
New York, NY 01004
Account No.:        [**]
FED ABA No.:         [**]

5.2    Penalties. Distributor will be liable for late fees equal to [**]% per month (or any portion thereof) on all amounts not paid within forty-five (45) days of the date of billing, except for any portion of any bill that is the subject of any dispute raised by Distributor in good faith. If any dispute is resolved in favor of MDCO, Distributor will pay the applicable late fee on such amount from the original due date.

5.3    Payment by MDCO for Distribution Services. Distributor will submit on a monthly basis an invoice for its distribution services in accordance with the fee schedule attached as Exhibit D. This amount represents fair market value for the services performed by Distributor under this Agreement and was negotiated in an arms-length transaction. Terms of payment are net 45 days. MDCO will be liable for late fees equal to [**]% per month (or any portion thereof) on all amounts not paid within forty-five (45) days of the date of billing, except for any portion of any bill that is the subject of any dispute raised by MDCO in good faith. If any dispute is resolved in favor of Distributor, MDCO will pay the applicable late fee on such amount from the original due date.

5.4    Chargeback Reconciliation Payment. Distributor will submit chargeback data in accordance with Exhibits A and C for reconciliation and reimbursement by MDCO. Distributor will submit invoices for chargebacks on a monthly basis, and MDCO will pay such invoices in full within 45 days of the date an invoice is received. With respect to sales of Product under MDCO Contracts, Distributor shall submit invoices to MDCO, and MDCO shall pay such invoices, equal to the difference between (a) the current WAC at the time of the sale under the applicable MDCO Contract, and (b) the sale price under the applicable MDCO Contract. Similarly, MDCO may request Distributor, from time to time, to issue credits related to certain patient discounts, in which case Distributor shall submit invoices to MDCO for payment of the discounted amount, and MDCO shall pay such invoices, in the same manner as invoices are submitted and paid with respect to MDCO Contracts. Terms of payment for chargeback obligations are net 45 days. MDCO will be liable for late fees equal to [**]% per month (or any portion thereof) on all amounts not paid within 45 days of the date of billing, except for any portion of any bill that is the subject of any dispute raised by MDCO in good faith. If any dispute is resolved in favor of Distributor, MDCO will pay the applicable late fee on such amount from the original due date.

6.0    REGULATORY MATTERS

6.1    Food and Drug Administration Clearance. MDCO represents and warrants that during the Term (a) the Products have been approved by the United States Food and Drug Administration (“FDA”) to be marketed in the Territory; (b) all federal and state approvals and permits for the manufacture, importation, design, testing, inspection, labeling, and instructions for use, sale and distribution of the Products in the Territory have been obtained; and (c) the Products will be the subject of a duly approved NDA or ANDA (New Drug Application or Abbreviated NDA) and may be legally transported or sold under Applicable Law. MDCO will be solely responsible for, and shall comply with, all applicable federal and state laws governing the regulation of the manufacture, importation, design, testing, inspection, labeling, sale, and instructions for use of the Products in the Territory. Distributor represents that it has obtained all federal and state approvals and permits to perform its obligations under this Agreement.

6.2    Inspections.

6.2.1    Distributor agrees to cooperate with any inspection of Product shipments conducted by a governmental agency.

6.2.2    Distributor shall notify MDCO promptly of any inspection by any federal, state or local regulatory or governmental representative concerning the Product and shall provide MDCO with a summary of the results of such inspection and such actions, if any, taken to remedy conditions cited in such inspections.

6.3     Complaints, Adverse Reactions, Recalls.

6.3.1    Distributor will inform MDCO promptly of any information concerning complaints involving the Products or adverse drug experiences (as defined in 21 CFR § 314.80), injury, toxicity, sensitivity reaction associated with the clinical use of the Products by any End-User or other third party . If Distributor receives such information, Distributor shall immediately transfer the call to the locations and numbers provided by MDCO; and report the adverse experience to MDCO within 24 hours. Before making the call, Distributor shall record the name and contact details of the reporter, the name of the physician and contact information, the patient identifier, a description of the adverse experience, and the name of the product at issue.
6.3.2    If there is a recall, withdrawal or replacement of the Products imposed by MDCO or the FDA (“Recall”), Distributor will stop shipping recalled Product lots after Distributor receives written notification of such Recall. MDCO will notify Distributor of any proposed Recall as soon as possible and, in any event, will do so within forty-eight (48) hours of initiating a Recall. Distributor shall cooperate fully in any such Recall.

6.3.3    MDCO will reimburse Distributor for any documented reasonable costs or expenses that Distributor actually may incur due to a Recall. For all Products held by Distributor, such Recall costs and expenses include MDCO's reimbursement to Distributor of its original acquisition cost. Each Party will use best efforts to minimize Recall costs and expenses. Distributor shall prepare a detailed invoice of such costs or expenses, which invoice shall be paid by MDCO within thirty (30) days of its receipt of such invoice. MDCO will be liable for late fees equal to [**]% per month (or any portion thereof) on all amounts not paid within thirty (30) days of the date of billing, except for any portion of any bill that is the subject of any dispute raised by MDCO in good faith. If any dispute is resolved in favor of Distributor, MDCO will pay the applicable late fee on such amount from the original due date.

6.4    Compliance with Law. Each Party shall at all times during the term of this Agreement comply with all Applicable Laws, including, without limitation, the Federal Anti-kickback Statute, 42 U.S.C. § 1320(a)-7b and the corresponding regulations, the Federal Self-Referral Law, 42 U.S.C. § 1395nn, and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003.

6.5    Compliance with Fee, Rebate and Discount Laws. Distributor shall disclose all fees and/or discounts required to be disclosed under any state or federal program that provides cost or charge based reimbursement to Distributor for the Products provided under this Agreement as may be required by Applicable Laws. Distributor further represents and warrants that it, and any of its affiliates who perform services under this Agreement, are in compliance with, and during the Term covenants that it and its affiliates shall remain in compliance with, any federal or state laws applicable to the fees, rebates or discounts paid by MDCO pursuant to this Agreement, including any laws requiring the proper disclosure and/or reporting of fees, rebates or discounts.

6.6    [**]. The Parties agree that a modification of Exhibit B under this Section 6.6 will be commercially equivalent to Exhibit B as of the Effective Date of this Agreement. If the Parties are unable to agree to a modification of the terms of Exhibit B, the Agreement will terminate pursuant to Section 12.2.2(d).

7.0    RECORDS AND ACCOUNTING

During the Term of this Agreement and for seven 10 years thereafter, or such longer period as may be required by Applicable Law, Distributor shall maintain accurate records as required to meet Applicable Law, as well as all records, data and documentation required to verify the accuracy of the information underlying any Data described in Section 3.5 (“Records”). The Records shall be maintained in a secure area reasonably protected from fire, theft, alteration, and destruction. For the same period, except as otherwise required by any such laws or regulations, Distributor shall provide MDCO, upon reasonable advance notice and during reasonable business hours, access to any requested documentation related to the performance of this Agreement or to verify the accuracy of Data. Any access to Records shall be conducted at MDCO's expense and in a manner that does not unreasonably interfere with Distributor's normal business operations.

8.0    CONFIDENTIALITY

The parties have previously executed a written Confidential Disclosure Agreement ("Confidentiality Agreement") dated March 27, 2000, attached as Schedule A. The parties will abide by its provisions during the Term and for at least five (5) years thereafter, regardless of any shorter term in the Confidentiality Agreement.

9.0    GENERAL WARRANTIES

9.1    MDCO. In addition to and not in lieu of the Continuing Guaranty, MDCO warrants that upon delivery to Distributor: (a) the Products will be in compliance with Applicable Laws and all regulatory requirements of the FDA; (b) no Products will be adulterated, misbranded or otherwise prohibited within the meaning of Sections 501 and 502 of the Food Drug and Cosmetics Act (“FDCA”), or within the meaning of other Applicable Law; (c) the Products will not be merchandise which may not be introduced into interstate commerce pursuant to the requirements of Sections 404, 505, 514, 515, 516 or 520 of the FDCA; (d) the Products will be manufactured in accordance with current FDA Good Manufacturing Practices as required by 21 C.F.R. §§ 210 and 820; (e) the Products will be free from material defects in materials and workmanship; and (f) the Products will not violate or infringe upon the intellectual property rights of any third parties.

9.2    Distributor. Distributor warrants that (a) it possesses and will maintain all federal, state and territory licenses and permits necessary to its performance of this Agreement and agrees to comply, in all material respects, with all Applicable Laws; and (b) it has not been debarred, nor is it subject to a pending debarment proceeding, and that it shall not use in any capacity in connection with performance of this Agreement any person who has been debarred pursuant to section 306 of the FDCA, 21 U.S.C. § 335a, or who is subject to a pending debarment proceeding. Distributor agrees to inform MDCO promptly if Distributor or any of its employees or agents engaged in the performance of this Agreement is debarred or is the subject of a pending debarment proceeding. Notwithstanding anything in this Agreement to the contrary, if Distributor fails to discover that an employee or agent used in connection with the performance of this Agreement is the subject of a pending debarment proceeding, despite its good faith efforts to do so, MDCO's sole and exclusive remedy will be to terminate the Agreement.

10.0    INDEMNIFICATION

10.1    MDCO. In addition to the indemnification obligations set forth in the Continuing Guaranty, MDCO will indemnify, defend, and hold harmless Distributor, its affiliates, parents, subsidiaries, directors, officers, agents and employees (collectively, “Distributor Indemnitees”) from and against, and reimburse Distributor Indemnitees for, any and all claims, demands, actions, causes of action, losses, judgments, damages, costs and expenses (including, but not limited to, reasonable attorneys' fees, court costs and costs of settlement) (“Claims”) against Distributor Indemnitees to the extent arising out of: (a) MDCO's manufacture of the Products; (b) the death of, or bodily injury to, any person, or property damage resulting from the use of the Products or any defect in its design, workmanship or manufacture; (c) any recall or withdrawal of the Product, other than as a result of Distributor's negligence or willful misconduct; (d) MDCO's violation of any Applicable Law; (e) any breach by MDCO of any of its representations, warranties, covenants or agreements in this Agreement; or (f) any negligent act or omission of MDCO. The foregoing indemnification will not apply to the extent any Claims result from the negligence or willful misconduct of Distributor.

10.2    Distributor. Distributor will indemnify, defend, and hold harmless MDCO, its affiliates, parents, subsidiaries, directors, officers, agents and employees (collectively “MDCO Indemnitees”) from and against, and reimburse MDCO Indemnitees for, any and all Claims against MDCO Indemnitees to the extent arising out of: (a) the death of, or bodily injury to, any person or property damage resulting from the use of the Products that is caused by Distributor's negligence or willful misconduct; (b) any recall or withdrawal of the Products as a result of Distributor's negligence or willful misconduct; (c) Distributor's violation of any Applicable Law; (d) any breach by Distributor of any of its representations, warranties, covenants or agreements in this Agreement or (e) any negligent act or omission of Distributor. The foregoing indemnification will not apply to the extent any Claims result from the negligence or willful misconduct of MDCO.

10.3    Notice. Each Party agrees to notify the other Party within thirty (30) days of receipt of any Claims made for which the other Party might be liable under Section 10.1 or 10.2, as the case may be; provided, however, any failure to do so will not relieve an indemnifying Party of any liability it may have to an indemnified Party except to the extent such liability was caused by such failure. The indemnifying Party shall have the right, but not the obligation to defend, negotiate and settle such Claims; provided; however, that the indemnified Party shall be entitled to participate in the defense of such matter and to employ counsel at its expense to assist therein. The Party seeking indemnification shall provide the indemnifying Party with such information and assistance as the indemnifying Party may reasonably request at the expense of the indemnifying Party.

10.4    Settlement. Neither Party shall be responsible or bound by any settlement of any Claim or suit made without its prior written consent; provided, however, that the indemnified Party may not unreasonably withhold or delay such consent. An indemnified Party may not reasonably withhold its consent if a settlement admits no wrongdoing on its behalf and contains an absolute waiver of liability in its favor and each Party has acted in compliance with the requirements of Section 10.3.

10.5    LIMITATION. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY

CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE WHATSOEVER, ARISING OUT OF OR IN CONNECTION WITH A BREACH OF THIS AGREEMENT, HOWEVER CAUSED.

11.0    INSURANCE

11.1      Requirements. Distributor will maintain in effect during the Term a commercial general liability occurrence-based policy covering all obligations under or related to this Agreement in a minimum annual amount of [**] dollars ($[**]) per occurrence, except for fire which shall only be [**] dollars ($[**]) per occurrence, and [**] dollars ($[**]) in the aggregate.MDCO will maintain in effect during the Term of this Agreement insurance as set forth in the Continuing Guaranty.

11.2      Evidence of Insurance. Upon either Party's request, but no more frequently than once every twelve (12) months, the other Party shall provide satisfactory evidence of insurance coverage satisfying the requirements of Section 11.1 above.

11.3    Notice of Changes. Each Party will endeavor to provide the other party with thirty (30) days advance notice of any cancellations or material changes to its insurance coverage.

12.0    TERM AND TERMINATION

12.1    Term. This Agreement shall commence upon the Effective Date and will continue until September 30, 2013, unless sooner terminated in accordance with the terms of this Agreement. Thereafter, this Agreement shall automatically renew for subsequent terms of one additional year, unless either Party provides the other Party with written notice of its intent not to renew this Agreement at least 90 days before expiration of the current Term. The initial term and all renewal terms are collectively referred to as the “Term”.

12.2    Termination. Either Party may terminate during the Term the entire Agreement or on an individual Product basis if more than one Product is being distributed under this Agreement, only as follows:

12.2.1 Without Cause. This Agreement may be terminated by either Party without cause provided that (i) MDCO provides one hundred eighty (180)days written notice to Distributor or (ii) the Distributor provides one hundred eighty (180) days written notice to MDCO terminate.

12.2.2    With Cause. This Agreement may be terminated by either Party upon thirty (30) days' prior written notice to the other Party for the following for-cause events:

(a) If the other Party defaults in the performance of any of its material obligations under this Agreement and does not cure that default within the thirty (30) day notice period;

(b)    If any existing federal or state law or regulation is changed, if any new law or regulation is promulgated or if there is made any new or changed interpretation of any law or regulation such that the effect thereof in connection with this Agreement would materially affect either Party's business, pricing policies or the manner in which it does business (including among such effects a requirement that MDCO give to others any benefit given to Distributor under this Agreement) and the Parties are, after good faith efforts, unable to negotiate a modification to this Agreement that will be commercially equivalent to the terms of this Agreement as of the Effective Date;

(c)    If any performance under this Agreement by the other Party fails, after notice and a reasonable opportunity to cure, to comply in all material respects with any Applicable Law, including the laws governing the testing, approval, sale, storage, packaging or distribution of the Product or the Anti-kickback Law as may be amended, supplemented or modified; or

(d)    If the Parties are unable to negotiate in good faith a modification of this Agreement resulting from the establishment of a new “best price” or “Average Sales Price” for a Product, in accordance with Section 6.6.

12.3    Termination upon Certain Events. The Term may be terminated immediately by a Party, upon written notice to the other Party, if the other Party (a) makes a general assignment for the benefit of creditors; (b) files a petition in bankruptcy; (c) has a receiver, custodian or trustee appointed with respect to a substantial part of its property unless the proceeding and the person appointed are dismissed within thirty (30) days; (d) is insolvent within the meaning of Uniform Commercial Code Section 1-201 or fails generally to pay its debts as they become due within the meaning of Section 303 of the Bankruptcy Code, as amended; (e) has an order for relief entered against it in a Bankruptcy Code proceeding; (f) has a proceeding commenced against it which will substantially impair its ability to perform hereunder; (g) certifies in writing its inability to pay its debts as they become due (and either Party may periodically require the other to certify its ability to pay its debts as they become due); or (h) except as provided in Section 15.6, undergoes a change of ownership or control, or is merged with or into another entity.

12.4    Remedies. Each of the Parties to this Agreement shall be entitled to enforce its rights under this Agreement to recover damages and costs (including reasonable attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor, regardless of any termination of this Agreement by such breaching Party.

13.0    JOINT PUBLICITY

If either Party wishes to make a public announcement concerning this Agreement or the relationship established hereunder and such disclosure mentions the other Party by name or description or incorporates that Party's trademarks, service marks, logos or other similar marks, the Party seeking to make the public announcement will provide other Party with an advance copy of the disclosure and the other Party shall have five (5) business days within which to approve or disapprove such use of its name or description (including mention of the name of a Product). Approval shall not be unreasonably withheld by either Party. Absent approval, no public disclosure shall use the name or marks of or otherwise describe such Party except to the extent required by Applicable Law, or to the extent that the description of the other Party is limited to public information about the availability of the Product. The foregoing shall not prohibit Distributor's use of MDCO's names or marks in connection with the performance of the services in a manner consistent with this Agreement. All pricing and payment terms in this Agreement are confidential. Except as set forth in Section 9.0 of this Agreement, a Party will remove such information (or request confidential treatment) if it discloses this Agreement for any reason, including in a Securities Exchange Commission filing. Notwithstanding the foregoing, Distributor may publicly disclose that it is an authorized distributor of record for the Product, and MDCO shall comply with all Applicable Laws requiring it to publicly disclose that Distributor is an authorized distributor of record for the Product.

14.0    ASSIGNMENT

This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed, except that Distributor may assign this Agreement or its rights and obligations under this Agreement to any of its corporate affiliates with notice to MDCO and provided that the assignee assumes and agrees to be bound by the terms of this Agreement and is capable of performing its obligations under this Agreement. The foregoing notwithstanding, MDCO may, without such consent, but upon written notice to Distributor, assign this Agreement or its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of a merger, consolidation, change in control or similar transaction, provided that (i) the assignee is financially capable of performing its obligations under this Agreement, (ii) the assignee is not a competitor of Distributor or any of its affiliates, (iii) the assignee executes and delivers to Distributor a Continuing Guaranty and Indemnification Agreement in form and substance reasonably satisfactory to Distributor, and (iv) MDCO remains subject to the Continuing Guaranty with respect to Product sold before the assignment. Any permitted assignee shall assume the rights and obligations of its assignor under this Agreement.

15.0    MISCELLANEOUS

15.1    Choice of Law. This Agreement shall be governed by, interpreted and construed under the laws of the State of New York, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

15.2    Waiver. No waiver of any default under this Agreement by either Party or any failure to enforce any rights under this Agreement shall be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision of this Agreement. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

15.3    Notice. Any notice, request or other document to be given under this Agreement to a Party shall be effective when received and shall be given in writing and delivered in person or sent by overnight courier or registered or certified mail, return receipt requested, as follows:

If to MDCO:        The Medicines Company
8 Sylvan Way
Parsippany, NJ 07054
ATTN: Sr. Director, Global Distribution & Customer Servoce

With a copy to:        The Medicines Company
8 Sylvan Way
Parsippany, NJ 07054
ATTN: General Counsel

If to Distributor:    Integrated Commercialization Solutions, Inc.
3101 Gaylord Parkway
Frisco, TX 75034
ATTN: General Manager

With a copy to:         AmerisourceBergen Specialty Group, Inc.
3101 Gaylord Parkway
Frisco, TX 75034
ATTN: Group Counsel

15.4    Amendment. Neither this Agreement nor any of its terms may be terminated, amended, supplemented, waived or modified, except by an instrument in writing signed by each Party.

15.5    Survival of Provisions. Sections 7, 8, 9, 10, 11, 13, and any other provision which, by its terms or context, the Parties intended to survive, shall survive the expiration or other termination of this Agreement.

15.6    Relationship of Parties. Distributor's relationship with MDCO under this Agreement shall be that of independent contractor, and neither Party shall be considered the agent, partner or employee of or a joint venture with the other Party, in its performance of all duties under this Agreement.

15.7    Rights; Cumulative Remedies. Nothing contained in this Agreement shall be construed as prohibiting either Party from exercising any rights that may be available to it under law, equity or contract. Except as expressly provided in this Agreement, and to the extent permitted by law, any remedies described in this Agreement are cumulative and not alternative to any other remedies available at law or in equity.

15.8    Severability. In the event that any one or more of the provisions contained in this Agreement are for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been included. Provided, however, that any such modification is consistent with the purposes and objectives of this Agreement and does not impose upon either party any obligation that is greater or less than the obligation that would have been imposed by the invalidated or modified provision. The Parties shall, in good faith, attempt to amend this Agreement to provide, to the extent possible, each Party with the benefits provided by such invalid or unenforceable provision.

15.9    Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties jointly negotiated this Agreement and, thus, neither this Agreement nor any provision will be interpreted for or against any Party on the basis that it or its attorney drafted the Agreement or the provision at issue. Words, regardless of the number and gender specifically used, will be construed to include any other number, singular or plural, and any gender specifically used, will be construed to include any other gender, masculine, feminine, or neuter, as the context requires. “And” includes “or.” “Or” is a disjunctive but not necessarily exclusive. “Including” means “including, but not limited to.”

15.10    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

15.11    Entire Agreement; No Reliance. Each of the Parties agrees and acknowledges that this Agreement, together with all exhibits attached hereto, including the Confidentiality Agreement and Continuing Guaranty (i) constitutes the entire agreement and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect to the subject matter of this Agreement, and (ii) amends, restates and supersedes the Existing Agreement in its entirety ab initio, and (iii) is not intended to confer any rights or remedies, or impose any obligations, on any person other than the Parties. Each of the Parties expressly agrees and acknowledges that, other than those statements expressly set forth in this Agreement, it is not relying on any statement, whether oral or written, of any person or entity with respect to its entry into this Agreement or to the consummation of the transactions contemplated by this Agreement. Nothing in this Agreement shall affect the obligations of the Parties under the 3PL Agreement.

15.12    Coordination. In the event of any conflict between the terms of this Agreement and any exhibit attached hereto, invoice, or any purchase order or other form issued by either Party to the other, the terms of this Agreement shall apply.

In consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the undersigned have agreed to be bound by the terms of this Agreement.

INTEGRATED COMMERCIALIZATION SOLUTIONS, INC.		THE MEDICINES COMPANY
By:	___/s/ Doug Cook__________	By:	__/s/ Tanya Quinn__________
Name:	____Doug Cook_____________	Name:	____Tanya Quinn___________
Title:	___VP, General Manager________	Title:	__Sr. Director, Global Distribution and Customer Service_________
Dated:	12/22/2010	Dated:	12/23/2010

Schedules and Exhibits

Schedule A        Copy of Executed Confidentiality Agreement
Schedule B        Copy of Executed Continuing Guaranty and Indemnification Agreement
Exhibit A        Operating Guidelines
Exhibit B        Commercial Price List
Exhibit C        Data Transfer and Reporting
Exhibit D        Fee Schedule
Exhibit E        Chargeback Procedures

SCHEDULE A

CONFIDENTIAL DISCLOSURE AGREEMENT
Agreement dated March 27, 2000, between The Medicines Company, a Delaware corporation and Integrated Commercialization Solutions Inc. (collectively, the “Parties”).
1.Background. The Parties intend to engage in discussions and negotiations concerning the establishment of a business relationship between them. In the course of such discussions and negotiations, it is anticipated that either party may disclose or deliver to the other party certain of its trade secrets or confidential or proprietary information for the purpose of enabling the other party to evaluate the feasibility of such business relationship. The parties have entered into this Agreement in order to assure the confidentiality of such trade secrets and confidential or proprietary information in accordance with the terms of this Agreement. As used in this Agreement, the party disclosing Proprietary Information (as defined below) is referred to as the “Disclosing Party”; the party receiving such Proprietary Information is referred to as the “Recipient”.

2.Proprietary Information. As used in this Agreement, the term “Proprietary Information” shall mean all trade secrets or confidential or proprietary information designated as such in writing by the Disclosing Party, whether by letter or by the use of an appropriate proprietary stamp or legend, prior to or at the time any such trade secret or confidential or proprietary information is disclosed by the Disclosing Party to the Recipient. Notwithstanding the foregoing, information which is orally or visually disclosed to the Recipient by the Disclosing Party, or is disclosed in writing without an appropriate letter, proprietary stamp or legend, shall constitute Proprietary Information if the Disclosing Party, within thirty (30) days after such disclosure, delivers to the Recipient a written document or documents describing such Proprietary Information and referencing the place and date of such oral, visual or written disclosure and the names of the employees or officers of the Recipient to whom such disclosure was made.

3.Disclosure of Proprietary Information. The Recipient shall hold in confidence, and shall not disclose (or permit its employees or consultants to disclose) to any person outside its organization, any Proprietary Information. The Recipient and its employees and consultants shall use such Proprietary Information only for the purpose for which it was disclosed and shall not use or exploit such Proprietary Information for its own benefit or the benefit of another without the prior written consent of the Disclosing Party. The Recipient shall disclose Proprietary Information received by it under this Agreement only to employees and consultants within its organization who have a need to know such Proprietary Information in the course of the performance of their duties and who are bound to protect the confidentiality of such Proprietary Information.

4.Limitation on Obligations. The obligations of the Recipient specified in Section 3 above shall not apply, and the Recipient shall have no further obligations, with respect to any Proprietary Information to the extent that such Proprietary Information:

(a)is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Recipient;

(b)is in the Recipient's possession at the time of disclosure otherwise than as a result of Recipient's breach of any legal obligation;

(c)becomes known to the Recipient through disclosure by sources other than the Disclosing Party having the legal right to disclose such Proprietary Information;

(d)is independently developed by the Recipient without reference to or reliance upon the Proprietary Information; or

(e)is required to be disclosed by the Recipient to comply with applicable laws or governmental regulations, provided that the Recipient provides prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

5.Ownership of Proprietary Information. The Recipient agrees that the Disclosing Party is and shall remain the exclusive owner of Proprietary Information and all patent, copyright, trade secret, trademark and other intellectual property rights therein. No license or conveyance of any such rights to the Recipient is granted or implied under this Agreement.

6.Return of Documents. The Recipient shall, upon the request of the Disclosing Party, return to the Disclosing Party all drawings, documents and other tangible manifestations of Proprietary Information received by the Recipient pursuant to this Agreement (and all copies and reproductions thereof).

7.Miscellaneous.

(a)This Agreement supersedes all prior agreements, written or oral, between the Disclosing Party and the Recipient relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged, in whole or in part, except by an agreement in writing signed by the Disclosing Party and the Recipient.

(b)This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

(c)This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles that would dictate the application of the laws of another jurisdiction.

(d)The provisions of this Agreement are necessary for the protection of the business and goodwill of the parties and are considered by the parties to be reasonable for such purpose. The Recipient agrees that any breach of this Agreement will cause the Disclosing Party substantial and irreparable damages and, therefore, in the event of any such breach, in addition to other remedies which may be available, the Disclosing Party shall have the right to seek specific performance and other injunctive and equitable relief. This Agreement and the Recipient's obligations hereunder shall terminate five (5) years from the date set forth above.

EXECUTED as a sealed instrument as of the day and year first set forth above.
The Medicines Company

By: /s/ Thomas Wright
Name: Thomas Wright
Title: Dir. of Manuf. + Distribution

Integrated Commercialization Solutions

By: /s/ [illegible]
Name: [illegible]
Title: V.P. & GM

SCHEDULE B

CONTINUING GUARANTY AND INDEMNIFICATION AGREEMENT
The undersigned does hereby guarantee to AmerisourceBergen Corporation and each of its subsidiary corporations that each shipment or other delivery of any food, drugs, devices, cosmetics, or other merchandise now or hereafter made by the undersigned, its subsidiaries, divisions or affiliated companies to or on the order of AmerisourceBergen Corporation or any of its subsidiaries will not be, at the time such shipment or delivery, adulterated, misbranded, or otherwise prohibited within the meaning of the Federal Food, Drug and Cosmetic Act, 21 U.S.C.A. §301 et seq., as amended, and in effect at the time of said shipment or delivery (“Act”) or within the meaning of any applicable state or municipal law in which the definition of adulteration or misbranding are substantially the same as those contained in the Act; and such merchandise is not, at the time of such shipment or delivery, merchandise which may not be introduced or delivered for introduction into interstate commerce under the provisions of sections 301, 404 or 505 of the Act (21 U.S.C.A. §331, §344 and §355); and such merchandise is merchandise which may be legally transported or sold under the provisions of any other applicable federal, state or municipal law; and the undersigned guarantees further that only those chemicals or sprays approved by federal, state or municipal authorities have been used, and any residue in excess of the amount allowed by any such authorities has been removed therefrom.
The undersigned hereby agrees to defend, indemnify and hold AmerisourceBergen Corporation and each of its subsidiaries harmless against any and all claims, losses, damages, and liabilities whatsoever (and expenses connected therewith, including counsel fees), arising as a result of (a) any actual or asserted violations of the Act or any other federal, state or local taw or regulation by virtue of which products or merchandise sold, supplied, or delivered by the undersigned will be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in full compliance with or in contravention of any federal, state or local law or regulation, (b) the possession, distribution, sale and/or use of, or by reason of the seizure of, any of the undersigned's products, including any prosecution or action whatsoever by any governmental body or agency or by any private party, including claims of bodily injury, death or property damage, and (c) any actual or asserted claim that (he undersigned's products or merchandise infringe any proprietary or intellectual property rights of any person, including without limitation the infringement of any trademarks or service names, trade names, trade secrets, inventions, patents or the violation of any copyright laws or any other applicable federal, state or local laws. The undersigned further agrees to maintain primary and noncontributing Products Liability Insurance of not less than U.S. $5,000,000.00 per occurrence, Combined Single Limit (Bodily Injury and Property Damage) including AmerisourceBergen Corporation and its subsidiary corporations as Additional Insureds, including a Broad Form Vendors Endorsement, with provision for at least 30 days' prior written notice to the additional Insured in the event of cancellation or material reduction of coverage, and upon request promptly submit satisfactory evidence of such insurance. All insurance coverage must be with a carrier acceptable) to AmerisourceBergen Corporation, at its sole discretion. The provisions set forth herein are in addition to, and not in lieu of, any terms set forth in any purchase orders accepted by the undersigned or any separate agreement entered into between AmerisourceBergen Corporation or any of its subsidiaries and the undersigned or any of its affiliates. In the event of any conflict between the language of such other documents and the language set forth herein, the language herein will be controlling.

The MEDICINES Company	/s/ Dave Stack 10.8.02
Guarantor (Company Name)	Signature of Authorized Officer Date
Dave Stack President + CEO
Name and Title
5 Sylvan Way Parsipanny NJ 07054
Address of Company
973-656-1616
Phone

EXHIBIT A

Operating Guidelines

These Operating Guidelines are incorporated into the Distribution Agreement between The
Medicines Company ("MDCO") and Integrated Commercialization Solutions, Inc. ("Distributor"), effective as of the Effective Date, as amended (the "Agreement"). Capitalized terms not otherwise defined in these
Operating Guidelines will have the same meaning as set forth in the Agreement.

In performing its obligations under the Agreement, Distributor will follow these Operating Guidelines. The Operating Guidelines are in addition to any SOPs that have been approved by MDCO for use by Distributor in the performance of services.

1.0    WAREHOUSING

1.1    Distributor will maintain its warehouse facilities in accordance with and will comply with all Applicable Laws.
1.2    Distributor will maintain SOPs in accordance with generally-accepted industry standards for a     pharmaceutical distribution center operating
environment.
1.3    Distributor will comply with all storage, handling and shipping conditions designated by MDCO for the Product.
1.4    The Product will be stored by Distributor in a temperature-controlled environment in conjunction with defined Product label requirements. MDCO will ensure that the storage requirements are identified on the package label. MDCO will ensure that the storage requirements, lot number and expiry date will be in human readable format and the Product NDC number will be in an acceptable barcode format on the unit carton. Distributor will store all Products in areas that are continuously monitored and periodically validated for the temperature range specified for the Product. Distributor will maintain continuous warehouse environmental monitoring. Distributor will provide such records to MDCO upon written request.
1.5    Product will be stored in an area with secured access, accessible only to authorized Distributor personnel.

2.0    RECEIVING

2.1    MDCO will arrange transportation services to transfer the Product to Distributor. MDCO will notify
Distributor of the specific delivery schedule.
2.2    Each individual unit of MDCO's Product will be labeled with a barcode representing the Product's
NDC number, lot number, and expiration date. This information will also be in human readable format.
2.3    MDCO will ship in increments of one case pack size as described and provided in Exhibit B.
2.4    Shipping terms from MDCO to Distributor will be FOB Destination. Distributor's signature on the carrier's bill of lading is an acknowledgment only of Distributor's receipt of Product and transfer of ownership.
2.5    Distributor will receive each shipment into a secure receiving area and perform all requirements as detailed in Distributor's receiving SOP.
2.6    Distributor will count and inspect the exterior packaging of the Product.
2.7    Distributor will move Product from the receiving area to storage following Distributor SOPs.

3.0    INVENTORY

3.1    Inventory will be received, tracked and controlled on Distributor's warehouse management system by item number, lot number, expiration date, and quantity of individual units. An individual unit consists of a sellable package size of Product as outlined in Exhibit B.
3.2    Distributor will use its commercially reasonable efforts to maintain accurate and timely inventory records. Inventory data will be made available to MDCO as described in Exhibit C of the Agreement.
3.3    MDCO or its designee may conduct a complete physical inventory once per calendar year, upon reasonable notice.
3.4    Distributor will receive returned Product according to Distributor's SOP and MDCO's Returned
Goods Policy.

4.0    PRODUCT DISTRIBUTION

4.1    Orders will only be shipped from the Distributor to Wholesalers and End-Users.
4.2    Orders approved and available for processing (pick & pack) by 6:00 p.m. Central Time Monday through Friday will be shipped to Wholesalers and End-Users via Next Day Saver delivery service. Orders processed on Fridays will be shipped on Sunday for delivery on Monday. The foregoing schedule does not apply to the following holidays: Christmas Day, New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day after Thanksgiving. Distributor shall make commercially reasonable provisions for emergency and weekend orders. Additional shipping and handling costs for such orders shall be billed to the Bill-To Customer.
4.3    Distributor will use commercially reasonable efforts to comply with First-to-Expire, First-Out (FEFO) inventory allocation.
4.4    Distributor will perform quality verification on all MDCO shipments by an individual other than the employee who picked the order. Distributor will use best efforts to pick, check, pack and ship accurately all customer orders.
4.5    Distributor will manage shipping supplies, including supplier selection, stock replenishment, inventory record keeping and storage.

5.0    TRANSPORTATION

5.1    Distributor will be responsible for selecting a common carrier(s) to deliver product to Wholesalers and End-Users the next day.
5.2    Distributor will not deliver Product outside the Territory.
5.3    There will be no additional shipping surcharges applied to any shipments delivered within the Territory.
5.4    Distributor, at the request of the MDCO, will provide proof of delivery for specific End-User shipments up to six months after time of delivery. Distributor will require signature at time of Product delivery to End-Users for all shipments.

6.0    MARKETING, SALES and CUSTOMER SERVICE

6.1    Distributor will provide a dedicated inbound phone line (or lines) for Distributor's customers, including End Users and Bill-To Customers, to phone in purchase orders, for product inquiries, and for general product information.
6.2    Distributor will establish and maintain a dedicated webpage for customers to place orders, submit inquiries and obtain general product information.
6.3    Distributor will maintain, publish and promote a current price list of the Products.
6.4    Distributor will staff the inbound phone line from 8:00 a.m. - 6:00 p.m. Central Time, Monday through Friday, except for the following holidays: Christmas Day, New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day after Thanksgiving.
6.5    Distributor will train Distributor's customer service representative(s) and backup representative(s), and will document the date and nature of such training. MDCO will provide company and Product specific information for training of the customer service representatives assigned to MDCO Products. MDCO will have the right to review all training materials provided to customer service representatives. All customer services representatives of Distributor assigned to MDCO Products will possess the requisite competency and skills necessary to fulfill the responsibilities in accordance with generally-accepted professional standards.

6.6    Distributor will be responsible for initial set up and on-going maintenance of customer master files, including bill-to files for Bill-To Customers and ship-to files for End-Users.
6.7    Distributor will accept customer orders by phone, electronic data interchange (EDI), mail, fax, or internet. Distributor will maintain records of all customer orders.
6.8    Distributor will use commercially reasonable efforts to answer inbound phone calls within the first thirty (30) seconds.
6.9    As a backup to the customer service representatives, a voice mail system will be maintained to collect messages from customers.
6.10    Distributor's customer service representatives will re-route all misdirected calls to the appropriate
MDCO designate.

7.0    ORDER ENTRY for WHOLESALER or END USER SHIPMENTS

7.1    The minimum order quantity will be:

Angiomax NDC 65293-001-01 one carton of 10 vials
Angiomax NovaPlus NDC 65293-004-22 one carton of 10 vials
Cleviprex NDC 65293-002-011 50mg vials one carton of 10 vials
Cleviprex NDC 65293-002-055 25mg vials one carton of 10 vials

7.2    Distributor will use commercially reasonable efforts to enter orders accurately.

8.0    CUSTOMER LIST AND APPROVAL

8.1    Distributor will require all customers to complete and submit Distributor's then-current Business Application. Distributor will refuse to fill orders of Product until the customer's Business Application has been approved by Distributor.

8.2    The initial Bill-To Customer list consists of the following:

Wholesalers (ADR's)
[**]

8.3    As stated in the Section 3.3.1 of the Agreement, Distributor is responsible for accounts receivable management for the Bill-To Customers.

9.0    RECOGNITION OF MDCO CONTRACTS

9.1    Any End-User having a MDCO Contract may request purchase of Products from a
Wholesaler or Distributor at the prices established under the applicable MDCO Contract.
9.2    MDCO will provide a list of customers eligible under MDCO Contracts to Distributor, with periodic updates as required to ensure proper maintenance of Contract pricing; Distributor will request verification fromWholesalers that MDCO Contracts are loaded.
9.3    Distributor will require Wholesalers to continue to recognize and administer MDCO Contracts, provided that they remain valid and enforceable under Applicable Law.
9.4    MDCO will promptly inform Distributor of changes to MDCO Contracts so that Distributor may inform Wholesalers. Such changes will be retroactive to the date agreed upon by MDCO and the End-User. Upon 20 days prior written notification by MDCO that a MDCO Contract has been terminated, Distributor will require Wholesalers to promptly cease selling Product to that End-User under the terms of that MDCO Contract.

10.0    PRODUCT COMPLAINTS

Distributor shall notify MDCO of any Product complaints from Bill-To Customers. MDCO shall reimburse Distributor for all costs associated with Product complaints.

11.0    CHARGEBACKS

11.1    MDCO may enter into arrangements for select contract or government mandated pricing arrangements.
11.2    Distributor, on behalf of MDCO, will process chargebacks with reconciliation of chargeback discrepancies within five (5) working days. Distributor's chargeback SOPs will define the parameters available to Distributor to resolve discrepancies between MDCO's contract terms and conditions and the chargeback submitted by the customer.
11.3    All chargebacks will be processed according to the chargeback procedure for MDCO as stated in Exhibit E to the Agreement.
11.4    All validated chargeback submissions will be settled via credit invoice to the appropriate Bill-To Customer. MDCO will not make advance payments or authorize advance deductions of chargebacks.
11.5    MDCO will reconcile and make payment to Distributor for chargebacks credited to Bill-To Customers on a monthly basis.
11.6    Distributor will make best efforts to process chargebacks within three (3) business days for electronic chargebacks and within five (5) business days for hard copy chargebacks.
11.7    Distributor will provide the necessary reports to ensure MDCO can comply with the reporting requirements of Medicare, Medicaid (OBRA), Veterans HealthCare Act, PHS Covered Entities, and state rebate programs.
11.8    MDCO will provide a periodic update of customers eligible under MDCO Contracts to Distributor as required to maintain accurate contract pricing. All notifications will be provided to Distributor by MDCO in writing five (5) business days in advance of contract effective date.

EXHIBIT B

Product List

Product Name:            ANGIOMAX® (bivalirudin) for Injection
NDC#:                65293-001-01
Drug Type:            RX
Sellable Package Size:        Carton (10 single use vials)
Dosage Form:            250mg vial
Current WAC Price*:        $[**] per Carton, (*which may change from time to time at MDCO's sole discretion)
Case Pack Size            Thirty (30) Cartons
Shipping and Storage Requirements: 20 to 25°C

Product Name:            ANGIOMAX® (bivalirudin) Nova Plus for Injection
NDC#:                65293-004-22
Drug Type:            RX
Sellable Package Size:        Carton (10 single use vials)
Dosage Form:            250mg vial
Current WAC Price*:        $[**] per Carton, (*which may change from time to time at MDCO's sole discretion)
Case Pack Size            Thirty (30) Cartons
Shipping and Storage Requirements: 20 to 25°C

Product Name:            Cleviprex™ (clevidipine butyrate)
NDC#:                65293-002-011
Drug Type:            RX
Sellable Package Size:        Carton (10 single use vials)
Dosage Form:            50mg vial
Current WAC Price*:        $[**] per Carton, (*which may change from time to time at MDCO's sole discretion)
Case Pack Size            Six (6) Cartons
Shipping and Storage Requirements: 2 to 8°C

Product Name:            Cleviprex™ (clevidipine butyrate)
NDC#:                65293-002-055
Drug Type:            RX
Sellable Package Size:        Carton (10 single use vials)
Dosage Form:            25mg vial
Current WAC Price*:        $[**] per Carton, (*which may change from time to time at MDCO's sole discretion)
Case Pack Size            Twelve (12) Cartons
Shipping and Storage Requirements: 2 to 8°C

EXHIBIT C

Data Transfer and Reporting

Crystal Reports:

Daily Inventory Report

Daily Inventory Summary Report

Daily Sales Report

Daily Sales Summary Report

867 and 852 Wholesaler Reporting

FTP Reports:

Weekly Chargeback Reports

Daily Sales and Returns Report

Weekly Service Level Report

1.	Orders Received

2.	Packages Shipped

EXHIBIT D

Fee Schedule

Services                                        Fee

A.    Marketing, Sales, Customer Service and Distribution

Fees include the following                    Percentage of WAC                                         (see below)

•	Warehousing Management and Inventory Administration

•	Customer Service / Order Entry

•	Marketing and Distribution Services

•	Invoicing and Accounts Receivable Management

•	Direct Account Set Up

•	Information Technology

Wholesaler Restock and Dropshipments

October 1, 2010 - September 30, 2011                    Percent of WAC

Angiomax and Angiomax NovaPlus                    [**]%

Cleviprex                                [**]%

October 1, 2011 - September 30, 2013                    Percent of WAC

Angiomax and Angiomax NovaPlus                    [**]%

Cleviprex                                [**]%

Shipments to Direct Account End-Users

October 1, 2010 - September 30, 2013                    Percent of WAC

Angiomax and Angiomax NovaPlus                    [**]%

Cleviprex                                [**]%

**Direct to End-User Fee                        $[**]/shipment
additional fee

***Freight upcharge                             MDCO to reimburse
Distributor for upgrade
From Ground to Next
Day Saver

C.    Contract Pricing (provided in Section 5.4)

MDCO will reimburse Distributor monthly for any MDCO Contract sales administered as a direct price (anything less than current WAC of the product) at time of sale. Reimbursement amount to Distributor is current WAC at time of contract sale minus contract price.

Any direct pricing will be provided by MDCO to Distributor.

D.    Pricing Actions

Distributor shall realize no benefit or penalty from pricing actions. In the event of a price increase on the Products, Distributor shall deduct the difference in value of the Products held in Distributor inventory held on the day prior to the price increase. For example, the day prior to the price increase the value of the products is $1,000,000 and a 6% price increase raises the value of the same inventory to $1,060,000 on the same number of units of Products. Distributor shall deduct the difference, $60,000, from the next Service Fee.

In the event of a price decrease on the Products, Distributor shall add the difference in value of the Products held in Distributor inventory held on the day prior to the price decrease. For example, the day prior to the price decrease the value of the products is $1,000,000 and a 6% price decrease lowers the value of the same inventory to $940,000 on the same number of units of Products. Distributor shall add the difference, $60,000, to the next Service Fee.

E.     Early Renewal Incentive

In recognition of MDCO's early renewal of agreement, Distributor will reduce all monthly invoices for the term of this agreement by an amount equal to $[**] or $[**]/36 months.

EXHIBIT E

Chargeback Procedures

MDCO will notify Bill-To Customers of MDCO Contracts (purchasers under MDCO Contracts are collectively referred to in this Exhibit E as “Customers”). this Exhibit E sets forth the procedures by which Distributor, acting on behalf of MDCO, will accept and process chargeback claims submitted by Bill-To Customers resulting from Customer purchases under MDCO Contracts.

a)     Wholesalers submit chargeback claims to Distributor through EDI transactions and/or manually after sale to the Customer. Bill-To Customers submit proof of sales to Customers with the chargeback claims, including the ship-to location name and address, number of units, NDC number, and WAC.

b)    Bill-To Customer's product purchase price will be deemed to be WAC for purposes of calculating chargeback claims. The chargeback amount will be the difference between WAC and the price offered by MDCO to the Customer under the MDCO Contract.

c) Distributor will deny any Chargeback claims that it determines to be invalid.

d)    If a chargeback claim is denied for insufficient information, Distributor will allow Bill-To Customers to resubmit the claim with complete information. In addition, if new information surfaces that requires corrections and adjustments to sales reports, Distributor will allow claims to be reopened and resubmitted.

e)    The Parties will promptly resolve chargeback reconciliation issues, with each Party responding to the other within thirty (30) days following receipt of supporting documentation. If a chargeback dispute arises between Distributor and a Bill-To Customer, Distributor will notify MDCO promptly upon identifying the problem so that MDCO may intervene. If MDCO is unable to resolve the dispute within seven (7) business days of notification, Distributor will have no further obligation to sell to such Bill-To Customer until such time that the Parties resolve the reconciliation issue.

f)    If a Customer returns a Product that was subject to a chargeback claim, Distributor will report such return to MDCO and reverse the chargeback claim by adjusting any credit memo(s) issued to Bill-To Customer.

g)    MDCO will promptly reimburse Distributor for any amounts deducted by Bill-To Customers from amounts owed by them to Distributor relating to Product such Bill-To Customers purchased from MDCO; provided, however, nothing in this Section shall affect MDCO's and the Distributor's rights and obligations under the 3PL Agreement.